Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc.

Increases and Declares Quarterly Cash Dividend

Addison, Texas – March 10, 2022 / Business Wire / – The Board of Directors of Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., declared a quarterly cash dividend on March 9, 2022, in the amount of $0.22 per share of common stock. This is a 10% increase in the quarterly cash dividend and will be paid on April 13, 2022, to stockholders of record as of the close of business on March 28, 2022.

"Through 2021, Guaranty has paid a dividend for 35 consecutive years that equate to a compound annual growth rate of 9.30%," stated Ty Abston, Chief Executive Officer of Guaranty Bancshares, Inc.

About Guaranty Bancshares

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of December 31, 2021, Guaranty Bancshares, Inc. had total assets of $3.09 billion, total loans of $1.88 billion and total deposits of $2.67 billion. Visit www.gnty.com for more information.

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Contact Information:

Cappy Payne
Senior Executive Vice President & CFO
Guaranty Bancshares, Inc.
(888) 572-9881

investors@gnty.com